CINCINNATI FINANCIAL CORPORATION Investor Contact: Dennis E. McDaniel, CPA, CMA, CFM, CPCU 513-870-2768 CINF-IR@cinfin.com Media Contact: Joan O. Shevchik 513-603-5323 Media_Inquiries@cinfin.com

Cincinnati Financial Corporation Holds Shareholders' and Directors' Meetings

Cincinnati, May 3, 2010 – Cincinnati Financial Corporation (Nasdaq: CINF) today announced that based on preliminary voting results at the company’s annual meeting on May 1, 2010, shareholders elected four directors for terms of three years to the 13-member board. Shareholders also ratified the selection of Deloitte & Touche LLP as independent registered public accounting firm, approved an amendment to the company’s Articles of Incorporation to declassify its board structure and approved an amendment to its Code of Regulations to add procedures for shareholder meeting proposals.

Chairman John J. Schiff, Jr., CPCU, commented: “We thank shareholders for approving our selection of Deloitte & Touche and our nominees to the board. The directors who were elected Saturday, as well as our continuing directors, combine their experiences from differing business backgrounds to execute long-term strategic plans for Cincinnati Financial Corporation and to increase our long-term return to shareholders.”

Elected to the board were Gregory T. Bier, CPA (Ret), former managing partner of the Cincinnati Office of Deloitte & Touche LLP; Linda Clement-Holmes, senior vice president of Global Diversity and Global Business Services for Procter & Gamble Company; Douglas S. Skidmore, president and chief executive officer of Skidmore Sales & Distributing Company Inc.; and Larry R. Webb, president of Webb Insurance Agency Inc.

The board also announced committee service for the coming year, in line with the independence requirements of applicable law and the listing standards of Nasdaq:

•	Audit – Kenneth C. Lichtendahl (Chairman), William F. Bahl, Linda Clement-Holmes, Gretchen W. Price, Douglas S. Skidmore and John F. Steele, Jr.
•	Compensation – W. Rodney McMullen (Chairman), Gretchen W. Price and E. Anthony Woods.
•	Executive – John J. Schiff, Jr. (Chairman), W. Rodney McMullen, Kenneth W. Stecher, John F. Steele, Jr., Larry R. Webb and E. Anthony Woods.
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Investment – John J. Schiff, Jr. (Chairman), William F. Bahl, Gregory T. Bier, W. Rodney McMullen, Thomas R. Schiff, Kenneth W. Stecher and E. Anthony Woods. Richard M. Burridge, CFA, continues to serve as committee adviser.

•	Nominating – William F. Bahl (Chairman), Kenneth C. Lichtendahl, Gretchen W. Price and Douglas S. Skidmore.

Schiff noted, “Through their committee assignments and their dedication to understanding our insurance business, our directors work toward a prosperous future for the shareholders of Cincinnati Financial, supporting stability for our agents, policyholders and associates.”

Cincinnati Financial Corporation offers business, home and auto insurance, our main business, through The Cincinnati Insurance Company and its two standard market property casualty companies. The same local independent insurance agencies that market those policies may offer products of our other subsidiaries, including life and disability income insurance, annuities and surplus lines property and casualty insurance. For additional information about the company, please visit www.cinfin.com.

Mailing Address:	Street Address:
P.O. Box 145496	6200 South Gilmore Road
Cincinnati, Ohio 45250-5496	Fairfield, Ohio 45014-5141

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